Exhibit 99.1

Contacts:
Investors
Brad Berning
ir@zillowgroup.com

Media
Chrissy Roebuck
press@zillow.com
Zillow Group Reports Third-Quarter 2024 Financial Results
SEATTLE — Nov. 6, 2024 — Zillow Group, Inc. (NASDAQ: Z and ZG), which is transforming the way people buy, sell, rent and finance homes, today announced its consolidated financial results for the three months ended September 30, 2024.
Complete financial results for the third quarter and outlook for the fourth quarter of 2024 can be found in our shareholder letter on the Investor Relations section of Zillow Group’s website at https://investors.zillowgroup.com/investors/financials/quarterly-results/default.aspx.
“Zillow had another strong quarter, with 17% total revenue growth year over year. I’m proud of how we are executing our strategy to serve renters, buyers, sellers, agents and the broader residential real estate industry,” Zillow CEO Jeremy Wacksman said. “We continue to invest in tech solutions to build the integrated transaction experience consumers demand and deserve. These investments give Zillow an advantage as we connect high-intent movers with high-performing agents, driving adoption of our services and contributing to increased revenue.”
Recent highlights include:
•Zillow Group’s third-quarter results exceeded the company’s outlook for revenue and Adjusted EBITDA.
•Q3 total revenue was $581 million, up 17% year over year and above the midpoint of the company’s outlook range by $28 million. Q3 revenue outperformed the residential real estate industry total transaction value1 growth of 2%, as well as total industry purchase loan origination volume, which the company estimates declined in the low single digits in Q3.
◦Residential revenue was up 12% year over year in Q3 to $405 million, benefiting from continued conversion improvements as more buyers and sellers transacted with Zillow agent partners.
◦Rentals revenue increased 24% year over year to $123 million, primarily driven by multifamily revenue growing 38% year over year in Q3.
◦Mortgages revenue increased 63% year over year to $39 million, primarily due to an 80% year-over-year increase in purchase loan origination volume to $812 million in Q3.
•On a GAAP basis, net loss was $20 million, or 3% of total revenue, in Q3.
•Q3 Adjusted EBITDA was $127 million, or 22% of total revenue, $24 million above the midpoint of the company’s outlook range, driven primarily by higher-than-expected Residential revenue.
•Cash and investments at the end of Q3 were $2.2 billion, down from $2.6 billion at the end of Q2.
•Traffic to Zillow Group’s mobile apps and sites in Q3 was 233 million average monthly unique users, up 1% year over year. Visits during Q3 were 2.4 billion, up 3% year over year.
1 National Association of Realtors® existing homes sold during Q3 2024 multiplied by the average selling price per home for Q3 2024, compared with the same period in 2023.

Third Quarter 2024 Financial Highlights

The following table sets forth Zillow Group’s financial highlights for the periods presented (in millions, except percentages, unaudited):

	Three Months Ended September 30,		2023 to 2024 % Change	Nine Months Ended September 30,		2023 to 2024 % Change
	2024	2023		2024	2023
Revenue:
Residential	$405	$362	12%	$1,207	$1,103	9%
Rentals	123	99	24%	337	264	28%
Mortgages	39	24	63%	104	74	41%
Other	14	11	27%	34	30	13%
Total revenue	$581	$496	17%	$1,682	$1,471	14%
Other Financial Data:
Gross profit	$441	$386		$1,289	$1,165
Net loss	$(20)	$(28)		$(60)	$(85)
Adjusted EBITDA (1)	$127	$107		$386	$322
Percentage of Revenue:
Gross profit	76%	78%		77%	79%
Net loss	(3)%	(6)%		(4)%	(6)%
Adjusted EBITDA (1)	22%	22%		23%	22%
(1) Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. See below for more information regarding our presentation of Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss, for each of the periods presented.

Conference Call and Webcast Information
Zillow Group will host a live webcast to discuss these results today at 2 p.m. Pacific Time (5 p.m. Eastern Time). Please register for the live event at https://zillow-q3-24-financial-results.open-exchange.net. A shareholder letter and link to both the live webcast and recorded replay of the call may be accessed in the Quarterly Results section of Zillow Group’s Investor Relations website.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, and our business strategies and ability to translate such strategies into financial performance. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” “strive,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of November 6, 2024, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control.

Factors that may contribute to such differences include, but are not limited to: the current and future health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, homeowners insurance rates, labor shortages and supply chain issues; our ability to manage advertising and product inventory and pricing and maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile applications and websites; our ability to comply with current and future rules and requirements promulgated by National Association of Realtors®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend, or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future class action lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party, such as the National Association of Realtors® settlement agreement entered into on March 15, 2024; uncertainties related to the November 2024 elections in the United States; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans, our mortgage origination business, including the ability to obtain or maintain sufficient financing to fund its origination of mortgages, meet customers’ financing needs with its product offerings, continue to grow the origination business and resell originated mortgages on the secondary market; the duration and impact of natural disasters, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our ability to maintain adequate security measures or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of generative artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt, settle conversions of our convertible senior notes, or repurchase our convertible senior notes upon a fundamental change; our ability to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices.
The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances.
About Zillow Group, Inc.
Zillow Group, Inc. (NASDAQ: Z and ZG) is reimagining real estate to make home a reality for more and more people. As the most visited real estate website in the United States, Zillow and its affiliates help people find and get the home they want by connecting them with digital solutions, dedicated partners and agents, and easier buying, selling, financing, and renting experiences.
Zillow Group’s affiliates, subsidiaries and brands include Zillow®, Zillow Premier Agent®, Zillow Rentals®, Zillow Home Loans℠, Trulia®, Out East®, StreetEasy®, HotPads®, ShowingTime+SM, Spruce® and Follow Up Boss®.
All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2024 MFTB Holdco, Inc., a Zillow affiliate.
Please visit https://investors.zillowgroup.com, www.zillowgroup.com/news, and www.x.com/zillowgroup, where Zillow Group discloses information about the company, its financial information and its business that may be deemed material.
The Zillow Group logo is available at https://zillowgroup.mediaroom.com/logos-photos.
(ZFIN)

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted Adjusted EBITDA within this press release because we are unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization from new acquisitions; impairments of assets; gains or losses on extinguishment of debt; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of our control. We have not provided a reconciliation of forecasted Adjusted EBITDA margin to net income (loss) margin, the most directly comparable GAAP financial measure, for the same reasons.
Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect impairment and restructuring costs;
•Adjusted EBITDA does not reflect acquisition-related costs;
•Adjusted EBITDA does not reflect loss on extinguishment of debt;
•Adjusted EBITDA does not reflect interest expense or other income, net;
•Adjusted EBITDA does not reflect income taxes; and
•Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash-flow metrics, net loss and our other GAAP results.
Adjusted EBITDA
The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented (in millions, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(20)	$(28)	$(60)	$(85)
Income taxes	—	—	4	1
Other income, net	(34)	(34)	(101)	(108)
Depreciation and amortization	63	49	178	134
Share-based compensation	108	109	329	342
Impairment and restructuring costs	—	1	6	9
Acquisition-related costs	1	1	1	2
Loss on extinguishment of debt	—	—	1	—
Interest expense	9	9	28	27
Adjusted EBITDA	$127	$107	$386	$322